TERM LOAN AGREEMENT dated as of May 2, 2007, by and between GLOBECOMM SYSTEMS INC., a Delaware corporation (the ‘‘Company’’) and CITIBANK N.A., a national banking association (the ‘‘Bank’’).

RECITALS

The Company has requested the Bank to extend credit to the Company for the purpose of financing up to ninety (90%) of the costs incurred by the Company in connection with a potential acquisition. The Bank is willing to extend credit to the Company, subject to the terms and conditions hereinafter set forth.

Accordingly, the Company and the Bank agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01.    Definitions.    As used herein, the following words and terms shall have the following meanings:

‘‘Acquisition’’ shall mean the acquisition of substantially all of the assets of Target Company pursuant to the terms of the Asset Purchase Agreement.

‘‘Acquisition Documents’’ shall mean the Asset Purchase Agreement, and all documents and agreements executed in connection therewith.

‘‘Affiliate’’ shall mean with respect to any Person, any corporation, partnership, limited liability company, limited liability partnership, joint venture, trust or unincorporated organization which, directly or indirectly, controls or is controlled by or is under common control with such Person. For the purpose of this definition, ‘‘control’’ of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management or policies of such Person whether through the ownership of voting securities by contract or otherwise; provided that, in any event, any person who owns directly or indirectly 15% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 10% or more of the membership or other ownership interest of any Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

‘‘Agreement’’ shall mean this Term Loan Agreement dated as of May 2, 2007, as it may hereafter be amended, restated, supplemented or otherwise modified from time to time.

‘‘Asset Purchase Agreement’’ shall mean that certain Asset Purchase Agreement, dated April 23, 2007, by and among the Company, Globecomm Maryland, the Target Company and the Parent, pursuant to which Globecomm Maryland shall acquire substantially all of the assets of Target Company and 100% of the limited liability company interests of each of Lyman and Turbo.

‘‘Business Day’’ shall mean any day that is not a Saturday, Sunday or legal holiday, on which banks in New York City, New York are not required or authorized by law or other governmental action to close; provided that, when used in connection with a Libor Loan, the term ‘‘Business Day’’ shall also exclude any day on which banks are not open for dealings in dollar deposits in the London inter bank market.

‘‘Capital Expenditures’’ shall mean additions to property and equipment of the Company and its Subsidiaries, which, in conformity with Generally Accepted Accounting Principles, are included as ‘‘additions to property, plant or equipment’’ or similar items (including, without limitation, Capital Leases) which would be reflected in the Consolidated statement of cash flow of the Company and its Subsidiaries.

‘‘Capital Lease’’ shall mean (i) any lease of property, real or personal, if the then present value of the minimum rental commitment thereunder should, in accordance with Generally Accepted Accounting Principles, be capitalized on the balance sheet of the lessee, and (ii) any other such lease the obligations of which are required to be capitalized on the balance sheet of the lessee.

‘‘Change of Control’’ shall mean any event which results in (i) any Person, or two or more Persons acting in concert, acquiring beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company (or other securities convertible into such securities) representing 50% or more of the combined voting power of all securities of the Company entitled to vote in the election of directors; or (ii) the individuals who, as of the date hereof, constitute the Board of Directors of the Company, together with those who first become directors subsequent to such date, provided the recommendation, election or nomination for election to the Board of Directors of such subsequent directors was approved by a vote of at least a majority of the directors then still in office who were either directors as of the date hereof or who recommendation, election or nomination for election was previously so approved, ceasing for any reason to constitute a majority of the members of the Board of Directors of the Company.

‘‘Chief Financial Officer’’ shall mean the Chief Financial Officer of the Company.

‘‘Closing Date’’ shall mean May 2, 2007.

‘‘Code’’ shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.

‘‘Consolidated’’ shall mean, as applied to any financial or accounting term, such term determined on a consolidated basis in accordance with Generally Accepted Accounting Principles for the Company and its Subsidiaries.

‘‘Consolidated Capital Base’’ shall mean, on a Consolidated basis for the Company and its Subsidiaries, the sum of (i) shareholders equity, as reflected on the Consolidated balance sheet of the Company and its Subsidiaries plus (ii) Subordinated Debt minus the sum of (x) intangible assets, (y) items recorded as ‘‘due from’’ shareholders, employees, or affiliates of the Company, and (x) investments in affiliates other than the Guarantors, all as determined in accordance with Generally Accepted Accounting Principles, applied on a consistent basis.

‘‘Consolidated Current Portion of Long Term Debt’’ shall mean for the Company and its Subsidiaries on a Consolidated basis, current portion of long term debt as reflected on the Consolidated balance sheet of the Company and its Subsidiaries as determined in accordance with Generally Accepted Accounting Principles, applied on a consistent basis.

‘‘Consolidated Debt Service Coverage Ratio’’ shall mean, on any date of determination, the ratio of (a) Consolidated EBITDA to (b) the sum of (i) the Consolidated Current Portion of Long Term Debt plus (ii) Consolidated Interest Expense. All of the foregoing categories shall be determined on a Consolidated basis for the Company and its Subsidiaries in accordance with Generally Accepted Accounting Principles applied on a consistent basis and shall be calculated (without duplication) with respect to the four fiscal quarters ending on or most recently ended prior to the date of determination thereof.

‘‘Consolidated EBITDA’’ shall mean, on any date of determination, Consolidated Net Income (whether income or loss) for such period, plus the sum, without duplication, of (a) Consolidated Interest Expense, (b) depreciation and amortization expenses or charges, and (c) all income taxes to any government or governmental instrumentality expensed on the Company’s and any Subsidiaries books (whether paid or accrued), minus all extraordinary or unusual gains, in each case, determined on a Consolidated basis for the Company and its Subsidiaries in accordance with Generally Accepted Accounting Principles applied on a consistent basis. All of the foregoing categories shall be calculated (without duplication) over the four fiscal quarters ending on or most recently ended prior to the date of determination thereof.

‘‘Consolidated Interest Expense’’ shall mean the Consolidated interest expense of the Company and its Subsidiaries, determined in accordance with Generally Accepted Accounting Principles, applied on a consistent basis.

‘‘Consolidated Leverage Ratio’’ shall mean the ratio of Consolidated Unsubordinated Liabilities to Consolidated Capital Base.

‘‘Consolidated Liquidity Ratio’’ shall mean the ratio of (a) the sum of (i) Consolidated Unrestricted Cash plus (ii) Consolidated Net Accounts Receivables to (b) the sum of (i) Consolidated Current Portion of Long Term Debt plus (ii) the face amount of all undrawn letters of credit, other than cash secured letters of credit, issued on behalf of the Company and its Subsidiaries plus (iii) Consolidated current liabilities, all as determined for the Company and its Subsidiaries on a Consolidated basis in accordance with Generally Accepted Accounting Principles, applied on a consistent basis.

‘‘Consolidated Net Accounts Receivable’’ shall mean, any and all rights to payment for goods sold or leased or for services rendered, including accounts, contract rights, general intangibles and any such right evidenced by chattel paper, instruments or documents, minus any reserves held by the Company or any its Subsidiaries in connection with such accounts receivable (including reserves for bad debts), all determined with respect to the Company and its Subsidiaries, on a Consolidated basis in accordance with Generally Accepted Accounting Principles, applied on a consistent basis.

‘‘Consolidated Net Income’’ shall mean, for any period, the net income (or net loss) of the Company and its Subsidiaries on a Consolidated basis for such period determined in accordance with Generally Accepted Accounting Principles applied on a consistent basis.

‘‘Consolidated Total Liabilities’’ shall mean all of the liabilities of the Company and its Subsidiaries, on a Consolidated basis, including all items which, in accordance with Generally Accepted Accounting Principles would be included on the liability side of the balance sheet determined in accordance with Generally Accepted Accounting Principles applied on a consistent basis.

‘‘Consolidated Unrestricted Cash’’ shall mean all cash and cash equivalents of the Company and its Subsidiaries held at the Bank or any Affiliate of the Bank which is not subject to any restriction on usage or subject to any Lien other than a Lien in favor of the Bank or such Affiliate.

‘‘Consolidated Unsubordinated Liabilities’’ shall mean for the Company and its Subsidiaries on a Consolidated Total Liabilities less Subordinated Indebtedness of the Company and its Subsidiaries on a Consolidated basis, all as determined in accordance with Generally Accepted Accounting Principles.

‘‘Debt Issuance’’ means the incurrence, issuance or sale by the Company or any of its Subsidiaries of any Indebtedness (including, without limitation, any debt securities, whether in a public offering of such securities or otherwise), including, without limitation, any Subordinated Debt, but excluding issuance of any Indebtedness permitted under Section 7.02(a) through (e).

‘‘Default’’ shall mean any event or condition which upon notice, lapse of time, or both, would constitute an Event of Default.

‘‘Dollar’’ and the symbol ‘‘$’’ shall mean lawful money of the United States of America.

‘‘ERISA’’ shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefore.

‘‘ERISA Affiliate’’ shall mean each person (as defined in Section 3(9) of ERISA) which together with the Company or any Guarantor would be deemed to be a member of the same ‘‘controlled group’’ within the meaning of Section 414(b), (c), (m) and (o) of the Code.

‘‘Equity Issuance’’ means the issuance, sale or other disposition by the Company or any of its Subsidiaries of any its shares of capital stock of (or other ownership or profit interests in) such Person, and any rights, warrants or options to purchase or acquire any shares of such equity interest or any other security or instrument representing, convertible into or exchangeable for any equity interests in the Company or any of its Subsidiaries.

‘‘Eurocurrency Reserve Requirement’’ shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate (without duplication) of the rates (expressed as a decimal) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves, under any regulations of the Board of Governors of the Federal Reserve System or any other governmental authority having jurisdiction with respect thereto) as from time to time in effect, dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as ‘‘eurocurrency liabilities’’ in Regulation D) maintained by the Bank. For purposes hereof each Libor Rate Loan shall be deemed to constitute a ‘‘eurocurrency liability’’ as defined in Regulation D, and subject to the reserve requirements of ‘‘Regulation D,’’ without benefit of credit or proration, exemptions or offsets which might otherwise be available to the Bank from time to time under Regulation D.

‘‘Event of Default’’ shall mean any Event of Default set forth in Article VIII.

‘‘Executive Officer’’ shall mean any of the Chief Executive Office, the President, or the Chief Financial Officer of the Company or any Guarantor, as applicable, and their respective successors, if any, designated by the board of directors.

‘‘Fiscal Quarter’’ shall mean the fiscal quarter of the Company, which will be the fiscal quarters ending as of March 31, September 30 and December 31 in each year.

‘‘Fiscal Year’’ shall mean the fiscal year of the Company, which will be the period commencing July 1 of any calendar year and ending on June 30 of the following calendar year.

‘‘Funding Date’’ shall mean that date when all of the conditions set forth in Article V have been satisfied and the proceeds of the Term Loan are advanced to Company, provided that if the Funding Date shall not occur on or before June 15, 2007 this Agreement shall be null and void and the Term Loan Commitment and all of the Bank obligations hereunder shall be terminated and without effect.

‘‘Globecomm Maryland’’ shall mean Globecomm Services Maryland LLC, a Delaware limited liability company.

‘‘Governmental Authority’’ shall mean any nation or government, any state, province, city or municipal entity or other political subdivision thereof, and any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board or similar body, whether federal, state, provincial, territorial, local or foreign.

‘‘Guarantors’’ shall mean, collectively, Globecomm Network Services Corporation, a Delaware corporation, GSI Properties, Inc., a New York corporation, Globecomm Maryland, Lyman, Turbo, and each Person who, from time to time, is required to execute a Guaranty in accordance with Section 6.10, provided that Globecomm Globecomm Systems Europe Ltd., a United Kingdom corporation, shall not be required to be a Guarantor hereunder.

‘‘Guaranties’’ shall mean, collectively, the Guaranty of All Liability, substantially in the form attached hereto as Exhibit B, to be executed and delivered on the Closing Date by each Guarantor and by each Person who may be required to execute the same pursuant to Section 6.10 hereof, as same may be amended, restated, supplemented or modified, from time to time.

‘‘Hazardous Materials’’ includes, without limit, any flammable explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances, or related materials defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49) U.S.C. Sections 1801, et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 9601, et seq.), and in the regulations adopted and publications promulgated pursuant thereto, or any other federal, state or local environmental law, ordinance, rule or regulation.

‘‘Hedging Agreement’’ means any interest rate swap, collar, cap, floor or forward rate agreement or other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of the Company or any Guarantor, and any confirming letter executed pursuant to such agreement, all as amended, supplemented, restated or otherwise modified from time to time.

‘‘Indebtedness’’ shall mean, without duplication, as to any Person (a) indebtedness for borrowed money; (b) indebtedness for the deferred purchase price of property or services; (c) indebtedness evidenced by bonds, debentures, notes or other similar instruments; (d) obligations and liabilities secured by a Lien upon property owned by such Person, whether or not owing by such Person and even though such Person has not assumed or become liable for the payment thereof; (e) obligations and liabilities directly or indirectly guaranteed by such Person; (f) obligations or liabilities created or arising under any conditional sales contract or other title retention agreement with respect to property used and/or acquired by such Person; (g) obligations of such Person as lessee under Capital Leases; (h) net liabilities of such Person under Hedging Agreements and foreign currency exchange agreements, as calculated on a basis satisfactory to the Bank and in accordance with accepted practice; (i) all obligations of such Person in respect of bankers’ acceptances; (j) all obligations, contingent or otherwise of such Person as an account party in respect of letters of credit; and (k) all liabilities which would be reflected on a balance sheet of such Person, prepared in accordance with Generally Accepted Accounting Principles.

‘‘Interest Payment Date’’ shall mean (a) as to any Prime Rate Loan, the first day of each calendar month, commencing June 1, 2007, (b) as to any Libor Rate Loan, at the option of the Bank, (i) the first day of each calendar month, commencing June 1, 2007, and on the last day of the Interest Period applicable thereto or (ii) the last day of the Interest Period applicable thereto, and (c) the date the Term Loan is otherwise paid in full or in part.

‘‘Interest Period’’ shall mean with (I) with respect to any Libor Rate Loan:

(a)    initially, the period commencing on the date such Libor Rate Loan is made and ending one, two or three months thereafter, as selected by the Company in its Notice of Borrowing as provided in Section 2.01(b), or in its notice of conversion as provided in Section 3.01(f); and

(b)    thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Libor Rate Loan and ending one, two or three months thereafter, as selected by the Company by irrevocable written notice to the Bank not later than 11:00 a.m. three Business Days prior to the last day of the then current Interest Period with respect to such Libor Rate Loan; provided, however, that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)    if any Interest Period pertaining to a Libor Rate Loan would otherwise end on a day which is not a Business Day, the Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)    if the Company shall fail to give notice as provided in clause (b) above, the Company shall be deemed to have requested conversion of the affected Libor Rate Loan to a Prime Rate Loan on the last day of the then current Interest Period with respect thereto;

(iii)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

(iv)    no more than four (4) Interest Periods may exist at any one time; and

(v)    the Company shall select Interest Periods so as not to require a payment or prepayment of any Libor Rate Loan during an Interest Period for such Libor Rate Loan.

‘‘Libor Rate Loan’’ shall mean the Term Loan at such time as it is made and/or being maintained at a rate of interest based upon Reserve Adjusted Libor.

‘‘Lien’’ shall mean any lien (statutory or otherwise), security interest, mortgage, deed of trust, pledge, charge, conditional sale, title retention agreement, Capital Lease or other encumbrance or similar right of others, or any agreement to give any of the foregoing.

‘‘Loan Documents’’ shall mean, collectively, this Agreement, the Note, the Guaranty, Security Documents, and each other agreement executed in connection with the transactions contemplated hereby or thereby.

‘‘Lyman’’ shall mean Lyman Maryland Properties, LLC, a Utah limited liability company.

‘‘Material Adverse Effect’’ shall mean a material adverse effect on (a) the business, operations, properties or condition (financial or otherwise) of the Company or any Guarantor, or (b) the ability of the Company or any Guarantor to perform any of their respective material obligations under any Loan Document to which they are a party.

‘‘Material Contract’’ shall mean, with respect to any Person, each contract, instrument or agreement to which such Person is a party which is not entered into in the ordinary course of such Person’s business and which is material to the business, operations, properties or condition (financial or otherwise) of such Person.

‘‘Note’’ shall have the meaning set forth in Section 2.02.

‘‘Obligations’’ shall mean all obligations, liabilities and indebtedness of the Company to the Bank, whether now existing or hereafter created, absolute or contingent, direct or indirect, due or not, whether created directly or acquired by assignment or otherwise, arising under or in connection with this Agreement and the other Loan Documents, including, without limitation, all obligations, liabilities and indebtedness of the Company with respect to the principal of and interest on the Term Loan and the payment and performance of all other obligations, liabilities, and indebtedness of the Company to the Bank hereunder (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the United States Bankruptcy Code, and interest that but for the filing of a petition in bankruptcy with respect to the Company, would accrue on such obligations, whether or not a claim is allowed against the Company for such interest in the related bankruptcy proceeding), under the Note or with respect to the Term Loan, including without limitation all fees, costs, expenses and indemnity obligations hereunder.

‘‘Officer’s Certificate’’ shall mean a certificate signed by an Executive Officer of the Company.

‘‘Parent’’ shall mean Lyman Bros., Inc., a Utah corporation and parent of the Target Company and Lyman and Turbo.

‘‘Payment Office’’ shall mean the Bank’s office located at 730 Veterans Memorial Highway, Hauppauge, New York 11788, Attention: Loan Officer – Globecomm Systems Inc.

‘‘PBGC’’ shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

‘‘Permitted Liens’’ shall mean those Liens described in Section 7.01 hereof.

‘‘Permitted Investments’’ shall mean (i) direct obligations of the United States of America or any governmental agency thereof, provided that such obligations mature within one year from the date of acquisition thereof; (ii) dollar denominated certificates of time deposit maturing within one year issued by any commercial bank organized and existing under the laws of the United Sates or any state thereof and having aggregate capital and surplus in excess of $1,000,000,000; (iii) money market mutual funds having assets in excess of $2,500,000,000; or (iv) commercial paper rated not less than P-1 or A-1 or their equivalent by Moody’s Investor Services, Inc. or Standard & Poor’s Rating Group, respectively.

‘‘Person’’ shall mean any natural person, corporation, limited liability company, limited liability partnership, business trust, joint venture, association, company, partnership or Governmental Authority.

‘‘Plan’’ shall mean any multi-employer or single-employer plan defined in Section 4001 of ERISA, which is maintained, or at any time during the five calendar years preceding the date of this Agreement was maintained for employees of the Company, any Guarantor or an ERISA Affiliate.

‘‘Pledge Agreement’’ shall mean the Pledge Agreement, substantially in the form attached hereto as Exhibit C, to be executed and delivered on the Closing Date by the Company, as same may hereafter be amended, restated, supplemented or otherwise modified from time to time.

‘‘Prime Rate’’ shall mean the rate per annum publicly announced by the Bank from time to time as its prime rate in effect at its principal office, each change in the Prime Rate shall be effective on the date such change is announced to become effective.

‘‘Prime Rate Loans’’ shall mean the Term Loan at such time as it is being made and/or maintained at a rate of interest based on the Prime Rate.

‘‘Regulation D’’ shall mean Regulation D of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented from time to time.

‘‘Reportable Event’’ shall mean an event described in Section 4043(b) of ERISA with respect to a Plan as to which the 30 day notice requirement has not been waived by the PBGC.

‘‘Reserve Adjusted Libor’’ shall mean with respect to the Interest Period pertaining to a Libor Rate Loan, a rate per annum equal to the product (rounded upwards to the next higher 1/16 of one percent) of (a) the annual rate of interest at which Dollar deposits of an amount equal to the amount of the portion of the proposed Libor Rate Loan and for a period equal to the Interest Period applicable thereto which appears on Telerate Page 3750 at approximately 11:00 A.M. (London time) on the second Business Day prior to the commencement of such Interest Period, multiplied by (b) the Eurocurrency Reserve Requirement.

If the rate described in clause (a) above does not appear on the Telerate system on any applicable interest determination date, then the rate described in clause (a) shall be determined by reference to the rate for deposits in Dollars of an amount equal to the amount of the proposed Libor Rate Loan for a period substantially equal to the Interest Period on the Reuters Page ‘‘LIBO’’ (or such other page as may replace the LIBO Page on that service for the purpose of displaying such rates), as of 11:00 a.m. (London Time) on the date that is three Business Days prior to the beginning of such Interest Period.

If both the Telerate and Reuters system are unavailable, then the rate described in clause (a) for that date will be determined on the basis of the offered rates for deposits in U.S. dollars for a period of time comparable to such applicable Interest Period which are offered by four major banks selected by the Bank in the London interbank market at approximately 11:00 a.m. (London time) on the day that is three Business Days preceding the first day of such Interest Period. The principal London office of each of the four major banks will be requested to provide a quotation of its U.S. dollar deposit offered rate. If at least two such quotations are provided, the rate described in clause (a) for that date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate described in clause (a) for that date will be determined on the basis of the rates quoted for loans in U.S. dollars to leading European banks for a period of time comparable to such Interest Period offered by major banks in New York, New York at approximately 11:00 a.m. (New York, New York time) on the day that is three Business Days preceding the first day of such Interest Period. In the event that the Bank is unable to obtain any such quotation as provided above, it will be deemed that Reserve Adjusted Libor pursuant to a Libor Rate Loan cannot be determined.

‘‘Security Agreements’’ shall mean, collectively, the General Security Agreement, substantially in the form attached hereto as Exhibit D, to be executed and delivered on the Closing Date by the Company and each Guarantor and, thereafter, by each Person who may be required to execute the same pursuant to Section 6.10 hereof, as same may be amended, restated, supplemented or otherwise modified, from time to time.

‘‘Security Documents’’ shall mean the Security Agreements, the Pledge Agreement, and each other collateral security document delivered to the Bank hereunder.

‘‘Solvent’’ shall mean with respect to the Company or a Guarantor, as applicable, as of the date of determination thereof that (i) the amount of the ‘‘present fair saleable value’’ of the assets of such Person (including goodwill) will, as of such date, exceed the amount of all ‘‘liabilities of such Person, contingent or otherwise,’’ as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (ii) the present fair saleable value of the assets of such Person (including goodwill) will, as of such date, be greater than the amount that will be required on its debts as such debts become absolute and matured, (iii) such Person will not have as of such date, an unreasonably small amount of capital with which to conduct its business, and (iv) such Person will be able to pay its debts as they mature.

‘‘Subordinated Debt’’ or ‘‘Subordinated Indebtedness’’ shall mean all debt which is subordinated in right of payment to the prior indefeasible payment in full of the obligations of the Company and/or any Guarantor to the Bank on terms reasonably satisfactory to and approved in writing by the Bank.

‘‘Subsidiaries’’ shall mean with respect to any Person any corporation, association or other business entity more than 50% of the voting stock or other ownership interest of which is at the time owned or controlled, directly or indirectly, by such Person or one or more of its Subsidiaries or a combination thereof.

‘‘Target Company’’ shall mean GlobalSat, LLC, a Delaware limited liability company.

‘‘Telerate Page 3750’’ shall mean the display designated as ‘‘Page 3750’’ on the Associated Press-Dow Jones Telerate Service (or such other page as may replace Page 3750 on the Associated Press-Dow Jones Telerate Service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association interest settlement rates for Dollar deposits). Each Reserve Adjusted Libor rate based on the rate displayed on Telerate Page 3750 shall be subject to corrections, if any, made in such rate and displayed by the Associated Press-Dow Jones Telerate Service within one hour of the time when such rate is first displayed by such service.

‘‘Term Loan’’ shall have the meaning set forth in Section 2.01.

‘‘Term Loan Commitment’’ shall mean the Bank’s obligation to make the Term Loan on the Closing Date to the Borrower in an amount not to exceed $16,000,000.

‘‘Term Loan Maturity Date’’ shall mean five years from the Funding Date.

‘‘Turbo’’ shall mean Turbo Logic Associates, LLC, a Delaware limited liability company.

‘‘Unfunded Current Liability’’ of any Plan shall mean the amount, if any, by which the present value of the accrued benefits under the Plan as of the close of its most recent plan year exceeds the fair market value of the assets allocable thereto, determined in accordance with Section 412 of the Code.

SECTION 1.02.    Accounting Terms.    Except as otherwise herein specifically provided, each accounting term used herein shall have the meaning given to it under Generally Accepted Accounting Principles. ‘‘Generally Accepted Accounting Principles’’ or ‘‘GAAP’’ shall mean those generally accepted accounting principles and practices which are recognized as such by the American Institute of Certified Public Accountants acting through the Financial Accounting Standards Board (‘‘FASB’’) or through other appropriate boards or committees thereof and which are consistently applied for all periods so as to properly reflect the Consolidated financial condition, and the Consolidated results of operations and cash flows of the Company and its Subsidiaries except that any accounting principle or practice required to be changed by the FASB (or other appropriate board or committee of the FASB) in order to continue as a generally accepted accounting principle or practice may be so changed. Any dispute or disagreement between the Company and the Bank relating to the determination of Generally Accepted Accounting Principles shall, in the absence of manifest error, be conclusively resolved for all purposes hereof by the written opinion with respect thereto, delivered to the Bank, of nationally recognized independent certified public accountants selected by the Company and reasonably acceptable to the Bank for the purpose of auditing the periodic Consolidated financial statements of the Company and its Subsidiaries.

ARTICLE II
TERM LOAN

SECTION 2.01.    Term Loan.

(a)    Subject to the terms and conditions hereof, the Bank agrees to make a term loan on the Funding Date in an amount not to exceed the Term Loan Commitment (the ‘‘Term Loan’’) to the Company upon satisfaction of the conditions set forth in Section 5.01 hereof. The Company shall give the Bank irrevocable written notice (or telephonic notice promptly confirmed in writing) not later than 11:00 a.m. New York, New York time three Business Days prior to the Funding Date specifying the Type of Loan and amount to be borrowed. The Term Loan may consist of (i) Prime Rate Loans, (ii) Libor Rate Loans, or (iii) a combination thereof. The Term Loan Commitment shall terminate upon funding of the Term Loan on the Funding Date.

(b)    The Company shall give the Bank a duly completed Notice of Borrowing executed by an Executive Officer not later than 12:00 noon, three Business Days prior to the Funding Date with respect to a Libor Rate Loan under this Section 2.01 or not later than 12:00 noon on the Funding Date with respect to an Prime Rate Loan under this Section 2.01. Such notice shall be irrevocable and shall specify the amount and Type of the proposed borrowing, and the initial Interest Period if a Libor Rate Loan. Each borrowing of a Prime Rate Loan shall be in an amount not less than $1,000,000, or, if greater, whole multiples of $1,000,000 in excess thereof. Each borrowing of a Libor Rate Loan shall be an amount not less than $2,500,000 or whole multiples of $1,000,000 in excess thereof.

SECTION 2.02.    Note.    The Term Loan shall be evidenced by a promissory note of the Company, substantially in the form of Exhibit A, with appropriate insertions (the ‘‘Note’’) payable to the order of the Bank and representing the obligation of the Company to pay the unpaid principal amount of the Term Loan with interest thereon as prescribed in Section 3.01. The Bank is authorized to record the date and amount of each payment or prepayment of principal thereof in the Bank’s records or on the grid schedule annexed to the Note; provided, however, that the failure of the Bank to set forth each payment and other information shall not in any manner affect the obligation of the Company to repay the Term Loan in accordance with the terms of the Note and this Agreement. The Note, the grid schedule and the books and records of the Bank shall constitute presumptive evidence of the information so recorded absent manifest error. The Note shall (a) be dated the Funding Date, (b) be stated to mature on the Term Loan Maturity Date and (c) be payable as to principal in sixty consecutive monthly installments of $266,666.67 each, commencing June 1, 2007 and continuing on the first day of each calendar month thereafter, provided that, in any event, the last installment on the Term Loan Maturity Date shall be in an amount equal to the remaining principal amount outstanding, together with interest thereon as of such date. The Note shall bear interest from the date thereof until paid in full on the unpaid principal amount thereof from time to time outstanding at the applicable interest rate per annum determined as provided in, and payable as specified in, Section 3.01.

ARTICLE III
INTEREST RATE; FEES AND PAYMENTS; USE OF PROCEEDS

SECTION 3.01.    Interest Rate.

(a)    The Term Loan, to the extent that it is a Prime Rate Loan, shall bear interest for the Interest Period from the date thereof on the unpaid principal amount thereof at a fluctuating rate per annum equal to the Prime Rate.

(b)    The Term Loan, to the extent that it is a Libor Rate Loan, shall bear interest for the Interest Period applicable thereto on the unpaid principal amount thereof at a rate per annum equal to the Reserve Adjusted Libor determined for each Interest Period thereof in accordance with the terms hereof plus two hundred twenty five (225) basis points.

(c)    Upon the occurrence and during the continuance of an Event of Default the outstanding principal amount of the Term Loan (excluding any defaulted payment of principal accruing interest in accordance with clause (d) below), shall, at the option of the Bank, bear interest payable on demand at a rate of interest 2% per annum in excess of the interest rate otherwise then in effect or, if no rate is in effect, 2% per annum in excess of the Prime Rate.

(d)    If the Company shall default in the payment of the principal of or interest on any portion of the Term Loan or any other amount becoming due hereunder, interest, fees, expenses or otherwise, the Company shall pay interest on such defaulted amount accruing from the date of such default (without reference to any period of grace) up to and including the date of actual payment (after as well as before judgment) at a rate of 2% per annum in excess of the rate otherwise in effect or, if no rate is in effect, 2% per annum in excess of the Prime Rate.

(e)    The Company may elect from time to time to convert all or a portion of the outstanding Term Loan from a Libor Rate Loan to a Prime Rate Loan, by giving the Bank at least three Business Day’s prior irrevocable written notice of such election, provided that any such conversion of Libor Rate Loans shall only be made on the last day of an Interest Period with respect thereto. The Company may elect from time to time to convert the outstanding Term Loan from a Prime Rate Loan to a Libor Rate Loan by giving the Bank irrevocable written notice of such election not later than 11:00 a.m. (New York, New York time), three Business Days prior to the date of the proposed conversion, with respect to a Libor Rate Loan. All or any part of outstanding Prime Rate Loans may be converted as provided herein, provided that each conversion shall be in the principal amount of $2,500,000 or whole multiples of $1,000,000 in excess thereof, and further provided that no Default or Event of Default shall have occurred and be continuing. Any conversion to or from any Libor Rate Loans hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all Libor Rate Loans having the same Interest Period shall not be less than $2,500,000.

(f)    Any Libor Rate Loan in a minimum principal amount of $2,500,000 may be continued as such upon the expiration of an Interest Period with respect thereto by compliance by the Company with the notice provisions contained in the definition of Interest Period; provided, that no Libor Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Prime Rate Loan on the last day of the Interest Period in effect when the Bank is notified, or otherwise has actual knowledge, of such Default or Event of Default.

(g)    If the Company shall fail to select the duration of any Interest Period for any Libor Rate Loan in accordance with the definition of ‘‘Interest Period’’ set forth in Section 1.01, the Company shall be deemed to have selected an Interest Period of one month.

(h)    No Loan may be funded as a Libor Rate Loan, or converted to or continued as a Libor Rate Loan, with an Interest Period that extends beyond the Term Loan Maturity Date.

(i)    Anything in this Agreement or in any Note to the contrary notwithstanding, the obligation of the Company to make payments of interest shall be subject to the limitation that payments of interest shall not be required to be paid to the Bank to the extent that the charging or receipt thereof would not be permissible under the law or laws applicable to the Bank limiting the rates of interest that may be charged or collected by the Bank. In each such event payments of interest required to be paid to the Bank shall be calculated at the highest rate permitted by applicable law until such time as the rates of interest required hereunder may lawfully be charged and collected by the Bank. If the provisions of this Agreement or the Note would at any time otherwise require payment by the Company to the Bank of any amount of interest in excess of the maximum amount then permitted by applicable law, the interest payments to the Bank shall be reduced to the extent necessary so that the Bank shall not receive interest in excess of such maximum amount. To the extent that, pursuant to the foregoing sentence, the Bank shall receive interest payments hereunder or under the Note in an amount less than the amount otherwise provided herein or in the Note, such deficit (hereinafter called the ‘‘Interest Deficit’’) will accumulate and will be carried forward (without interest) until the termination of this Agreement. Interest otherwise payable to the Bank hereunder and under the Note for any subsequent period shall be increased by such maximum amount of the Interest Deficit that may be so added without causing the Bank to receive interest in excess of the maximum amount then permitted by applicable law.

(j)    Interest on each Loan shall be payable in arrears on each Interest Payment Date and shall be calculated on the basis year of 360 days and shall be payable for the actual days elapsed. Any rate of interest on the Term Loan or other Obligations which is computed on the basis of the Prime Rate shall change when and as the Prime Rate changes in accordance with the definition thereof. Each determination by the Bank of an interest rate or fee hereunder shall, absent manifest error, be conclusive and binding for all purposes.

SECTION 3.02.    Use of Proceeds.    The proceeds of the Term Loan shall be used by the Company to finance up to ninety percent (90%) of the purchase price paid by the Company to acquire substantially all of the assets of the Target Company pursuant to the Asset Purchase Agreement.

SECTION 3.03.    Prepayments.

(a)    Voluntary.    The Company may at any time and from time to time prepay the then outstanding Term Loan, in whole or in part, without premium or penalty, except as provided in Section 3.08 hereof, upon written notice to the Bank (or telephonic notice promptly confirmed in writing) not later than 11:00 a.m. New York, New York time, three Business Days before the date of prepayment with respect to prepayments of Libor Rate Loans, or 11:00 a.m. New York, New York time on the proposed date of prepayment with respect to Prime Rate Loans. Each notice shall be irrevocable and shall specify the date and amount of prepayment and whether such prepayment is of Libor Rate Loans or Prime Rate Loans or a combination thereof, and if a combination thereof, the amount of prepayment allocable to each. If such notice is given, the Company shall make such prepayment, and the amount specified in such notice shall be due and payable, on the date specified therein. Each partial prepayment pursuant to this Section 3.03 hereof shall be in a principal amount of (i) $2,500,000 or whole multiples of $1,000,000 in excess thereof with respect to Libor Rate Loans and (ii) $2,500,000 or whole multiples of $1,000,000 in excess thereof with respect to Prime Rate Loans. All prepayments shall be accompanied by accrued interest on the principal amount being prepaid to the date of prepayment.

(b)    Mandatory.    The Company shall apply the net cash proceeds (after costs and expenses) realized by the Company upon any Debt Issuance or Equity Issuance to prepay the outstanding Term Loan hereunder. Such net proceeds shall be applied promptly upon the closing of any such Debt Issuance or Equity Issuance.

All prepayments shall be applied, first to Prime Rate Loans outstanding and second, to Libor Rate Loans outstanding, in such order as the Bank shall determine in its sole and absolute discretion. All prepayments shall be accompanied by accrued interest on the principal amount being prepaid to the date of prepayment. All partial prepayments of the Term Loan shall be applied to the remaining installments of principal in inverse order of maturity.

SECTION 3.04.    Fee.    The Company agrees to pay to the Bank a nonrefundable origination fee in an amount equal to twenty five (25) basis points of the actual principal amount of the Term Loan funded on the Closing Date, payable in full on the Closing Date.

SECTION 3.05.    Inability to Determine Interest Rate.    In the event that the Bank shall have determined (which determination shall be conclusive and binding upon the Company) that, by reason of circumstances affecting the London interbank market, adequate and reasonable means do not exist for ascertaining the Reserve Adjusted Libor applicable pursuant to Section 3.01(b) for any requested Interest Period with respect to (a) the making of a Libor Rate Loan, (b) a Libor Rate Loan that will result from the requested conversion of a Prime Rate Loan to a Libor Rate Loan or a Libor Rate Loan of one type into a Libor Rate Loan of another type, or (c) the continuation of a Libor Rate Loan beyond the expiration of the then current Interest Period with respect thereto, the Bank shall forthwith give notice by telephone of such determination, promptly confirmed in writing, to the Company of such determination. Until the Bank notifies the Company that the circumstances giving rise to the suspension described herein no longer exist (which notification shall be given promptly by the Bank), the Company shall not have the right to request or continue a Libor Rate Loan or to convert a Prime Rate Loan to a Libor Rate Loan.

SECTION 3.06.    Illegality.     Notwithstanding any other provisions herein, if any introduction of or change in any law, regulation, treaty or directive or in the interpretation or application thereof shall make it unlawful for the Bank to make or maintain Libor Rate Loans as contemplated by this Agreement, the Bank shall forthwith give notice by telephone of such circumstances, promptly confirmed in writing, and (a) the commitment of the Bank to make and to allow conversion to or continuations of Libor Rate Loans shall forthwith be cancelled for the duration of such illegality and (b) the Term Loan then outstanding as Libor Rate Loans, if any, shall be converted automatically to

Prime Rate Loans on the next succeeding last day of each Interest Period applicable to such Libor Rate Loans or within such earlier period as may be required by law. The Company shall pay to the Bank, upon demand, any additional amounts required to be paid pursuant to Section 3.08 hereof.

SECTION 3.07.    Increased Costs.

(a)    In the event that any introduction of or change in, on or after the date hereof, any applicable law, regulation, treaty, order, directive or in the interpretation or application thereof (including, without limitation, any request, guideline or policy, whether or not having the force of law, of or from any central bank or other governmental authority, agency or instrumentality and including, without limitation, Regulation D), by any authority charged with the administration or interpretation thereof shall occur, which:

(i)    shall subject the Bank to any tax of any kind whatsoever with respect to this Agreement, any Note, any Loan, or change the basis of taxation of payments to the Bank of principal, interest, fees or any other amount payable hereunder (other than any tax that is measured with respect to the overall net income of the Bank or lending office of the Bank and that is imposed by the United States of America, or any political subdivision or taxing authority thereof or therein, or by any jurisdiction in which the Bank’s lending office is located, or by any jurisdiction in which the Bank is organized, has its principal office or is managed and controlled); or

(ii)    shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement (whether or not having the force of law) against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of the Bank; or

(iii)    shall impose on the Bank any other condition, or change therein directly relating to this Agreement, the Note or the Loan; and the result of any of the foregoing is to increase the cost to the Bank of making, renewing or maintaining or participating in advances or extensions of credit hereunder or to reduce any amount receivable hereunder, in each case by an amount which the Bank deems material, then, in any such case, the Company shall pay the Bank, upon demand, such additional amount or amounts as the Bank shall have determined will reimburse the Bank for such increased costs or reduction.

(b)    If the Bank shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank (or any lending office of the Bank) or the Bank’s holding company, with any request or directive regarding capital adequacy (whether or not having the force of the law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Bank’s capital or on the capital of the Bank’s holding company as a consequence of its obligations hereunder to a level below that which the Bank could have achieved but for such adoption, change or compliance (taking into consideration the Bank’s policies and the policies of the Bank’s holding company with respect to capital adequacy) by an amount deemed by the Bank to be material, then from time to time, the Company shall pay to the Bank, the additional amount or amounts as the Bank shall have determined will reimburse the Bank or the Bank’s holding company for such reduction directly relating to this Agreement, the Note or the Loan. The Bank’s determination of such amounts, upon presentation thereof to the Company, shall be conclusive and binding on the Company absent manifest error.

(c)    A certificate of the Bank setting forth the basis and calculation of any such determination, and the amount or amounts payable pursuant to Sections 3.07(a) and 3.07(b) above, shall be conclusive absent manifest error. The Company shall pay the Bank the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 3.08.    Indemnity.    The Company agrees to indemnify the Bank and to hold the Bank harmless from any loss, cost or expense which the Bank may sustain or incur, including, without limitation, interest or fees payable by the Bank to lenders of funds obtained by it in order to maintain Libor Rate Loans hereunder, as a consequence of (a) default by the Company in payment of the principal amount of or interest on any Libor Rate Loan, (b) default by the Company to accept or make a borrowing of a Libor Rate Loan or a conversion into or continuation of a Libor Rate Loan after the Company has requested such borrowing, conversion or continuation, (c) default by the Company in making any prepayment of any Libor Rate Loan after the Company gives a notice in accordance with Section 3.03 of this Agreement and/or (d) the making of any payment or prepayment (whether mandatory or optional) of a Libor Rate Loan or the making of any conversion of a Libor Rate Loan to an Prime Rate Loan on a day which is not the last day of the applicable Interest Period with respect thereto. A certificate of the Bank setting forth the basis, the calculation of any such determination and such amounts shall be conclusive absent manifest error. The Company shall pay the Bank the amount shown as due on any certificate within ten days after receipt thereof.

SECTION 3.09.    Taxes.    Except as set forth in clause (c) below or as required by law, all payments made by the Company under this Agreement shall be made free and clear of, and without reduction for or on account of, any present or future taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding income and franchise taxes imposed on the Bank by (i) the United States of America or any political subdivision or taxing authority thereof or therein, (ii) the jurisdiction under the laws of which the Bank is organized or in which it has its principal office or is managed and controlled or any political subdivision or taxing authority thereof or therein, or (iii) any jurisdiction in which the Bank’s lending office is located or any political subdivision or taxing authority thereof or therein (such non-excluded taxes being called ‘‘Taxes’’). If any Taxes are required to be withheld from any amounts payable to the Bank hereunder, or under the Note, the amount so payable to the Bank shall be increased to the extent necessary to yield to the Bank (after payment of all Taxes and free and clear of all liability in respect of such Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the Note. Whenever any Taxes are payable by the Company, as promptly as possible thereafter, the Company shall send to the Bank, as the case may be, a certified copy of an original official receipt showing payment thereof. If the Company fails to pay Taxes when due to the appropriate taxing authority or fails to remit to the Bank the required receipts or other required documentary evidence, the Company shall indemnify the Bank for any incremental taxes, interest or penalties that may become payable by the Bank as a result of any such failure together with any expenses payable by the Bank in connection therewith.

SECTION 3.10.    Payments.    All payments (including prepayments) to be made by the Company on account of principal, interest, fees and reimbursement obligations shall be made without set-off or counterclaim and shall be made to the Bank, at the Payment Office of the Bank in Dollars in immediately available funds. The Bank may, in its sole discretion, directly charge principal and interest payments due in respect of the Term Loan to the Company’s accounts at the Payment Office or other office of the Bank. Except as otherwise provided in the definition of ‘‘Interest Period’’, if any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

SECTION 3.11.    Disbursement of Term Loan.    The Bank shall make the Term Loan available to the Company at the Payment Office by crediting the account of the Company with such amount and in like funds.

SECTION 3.12.    Manner of Payment.

(a)    Unless otherwise specified herein each payment and prepayment of principal of and interest on the Note shall be made by the Company in immediately available funds not later than 12:00 noon, New York, New York time, on the date on which it is payable. The Bank may (but shall not be obligated to) debit any ordinary deposit account of the Company with the Bank for the amount of any such payment.

(b)    The Bank may in its sole discretion directly charge one or more of the Company’s accounts at the Payment Office or other office of the Bank for all interest and principal payments due in respect of the Term Loan and all fees payable hereunder. Except as otherwise provided in the definition of ‘‘Interest Period’’, if any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

(c)    The Bank shall make the Term Loan to be made by it hereunder available to the Company at the Payment Office by crediting the account of the Company with such amount and in like funds.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

In order to induce the Bank to enter into this Agreement and to make the Term Loan herein provided for, the Company represents and warrants to the Bank that:

SECTION 4.01.    Organization, Corporate Powers, etc.    The Company and each Guarantor (i) is a corporation duly incorporated, or a limited liability company duly formed, validly existing and in good standing under the laws of the state of its incorporation or formation, (ii) has the power and authority to own properties and to carry on its business as now being conducted, (iii) is duly qualified to do business in every jurisdiction wherein the conduct of its business or the ownership of its properties are such as to require such qualification, (iv) has the power to execute and perform each of the Loan Documents to which it is a party, (v) with respect to the Company, has the power to borrow hereunder and to execute and deliver the Note, and (vi) is in compliance with all applicable federal, state and local laws, rules and regulations except where the failure to be in compliance could not reasonably be expected to have a Material Adverse Effect.

SECTION 4.02.    Authorization of Borrowing, Enforceable Obligations.    The execution, delivery and performance by the Company of this Agreement, and the other Loan Documents to which it is a party, the borrowings by the Company hereunder, and the execution, delivery and performance of each Guarantor of the Loan Documents to which such Guarantor is a party, (a) have been duly authorized by all requisite corporate or limited liability company action, (b) will not violate or require any consent under (i) any provision of law applicable to the Company or any Guarantor, any governmental rule or regulation, or the Certificate of Incorporation, By-laws, or other organizational documents, as applicable, of the Company or any Guarantor or (ii) any order of any court or other agency of government binding on the Company or any Guarantor or any indenture, agreement or other instrument to which the Company or any Guarantor a party, or by which the Company or any Guarantor or any of its property is bound, and (c) will not be in conflict with, result in a breach of or constitute (with due notice and/or lapse of time) a default under, any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of the Company or any Guarantor other than as contemplated by this Agreement or the other Loan Documents. This Agreement and each other Loan Document to which the Company and each Guarantor is a party, constitutes a legal, valid and binding obligation of the Company and each Guarantor as the case may be, enforceable against the Company and each Guarantor, as the case may be, in accordance with its terms.

SECTION 4.03.    Financial Condition.    The Company has heretofore furnished to the Bank (a) the audited Consolidated balance sheet of Company and its Subsidiaries and the related audited statements of income, retained earnings and cash flow of Company and its Subsidiaries prepared by Ernst & Young, LLP, certified accountants, for the fiscal year ended June 30, 2006 and (b) the unaudited Consolidated balance sheet of the Company and its Subsidiaries and the related unaudited statements of income, retain earning and cash flow of the Company and its Subsidiaries for the six-month period ended December 31, 2006 (collectively, the ‘‘financial statements’’). The financial statements were prepared in conformity with Generally Accepted Accounting Principles and, to the Company’s knowledge, fairly present the financial position and results of operations of the Company and its Subsidiaries as of the date of such financial statements and for the periods to which they relate and, since the date of such financial statements and tax returns, no material adverse change in the business, operations or assets or condition (financial or otherwise) of Company and its Subsidiaries has occurred. The Company shall deliver to the Bank a certificate by the Chief Financial Officer of the Company to that effect on the Closing Date. There are no obligations or liabilities, contingent or otherwise, of the Company and its Subsidiaries which are not reflected on such statements other than obligations incurred in the ordinary course of the Company’s business since the date of such financial statements or specifically disclosed elsewhere in this Agreement or any schedule hereto.

SECTION 4.04.    Taxes.    The Company and each Guarantor has filed or caused to be filed all federal, state and local tax returns which are required to be filed, and has paid or has caused to be paid all taxes as shown on said returns or on any assessment received by them, to the extent that such taxes have become due, except taxes which are being contested in good faith and which are reserved against in accordance with Generally Accepted Accounting Principles.

SECTION 4.05.    Title to Properties.    The Company and each Guarantor has good and marketable title to their respective properties and assets, except for such properties and assets as have been disposed of since the date of such financial statements as no longer used or useful in the conduct of their respective business or as have been disposed of in the ordinary course of business, and all such properties and assets are free and clear of all Liens, except as permitted by Section 7.01.

SECTION 4.06.    Litigation.

(a)    There are no actions, suits or proceedings (whether or not purportedly on behalf of the Company or any Guarantor) pending or, to the knowledge of the Company, threatened against or affecting the Company or any Guarantor at law or in equity or before or by any Governmental Authority, which involve any of the transactions contemplated herein or which, if adversely determined against the Company or such Guarantor, could reasonably be expected to result in a Material Adverse Effect.

(b)    Neither the Company nor any Guarantor is in default with respect to any judgment, writ, injunction, decree, rule or regulation of any Governmental Authority.

SECTION 4.07.    Agreements.    Neither the Company nor any Guarantor is a party to any agreement or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or regulation which could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Guarantor is in default in any manner which could have a Material Adverse Effect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party.

SECTION 4.08.    Compliance with ERISA.    Each Plan is in compliance with ERISA; no Plan is insolvent or in reorganization, no Plan has an Unfunded Current Liability, and no Plan has an accumulated or waived funding deficiency or permitted decreases in its funding standard account within the meaning of Section 412 of the Code; neither the Company nor any ERISA Affiliate nor any Guarantor has incurred any material liability to or on account of a Plan pursuant to Section 515, 4062, 4063, 4064, 4201 or 4204 of ERISA or expects to incur any liability under any of the foregoing sections on account of the termination of participation in or contributions to any such Plan, no proceedings have been instituted to terminate any Plan, no condition exists which presents a risk to the Company or any Guarantor of incurring a liability to or on account of a Plan pursuant to the foregoing provisions of ERISA and the Code; no lien imposed under the Code or ERISA on the assets of the Company or any Guarantor exists or is likely to arise on account of any Plan; and the Company, and each Guarantor may terminate contributions to any other employee benefit plans maintained by them without incurring any material liability to any person interested therein.

SECTION 4.09.    Federal Reserve Regulations; Use of Proceeds.

(a)    Neither the Company nor any Guarantor is engaged principally in, nor has as one of its important activities, the business of extending credit for the purpose of purchasing or carrying any ‘‘margin stock’’ (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States, as amended to the date hereof). If requested by the Bank, the Company will, and will cause each Guarantor to, furnish to the Bank such a statement on Federal Reserve Form U-1.

(b)    No part of the proceeds of the Term Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or to carry margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock, or to refund indebtedness originally incurred for such purposes, or (ii) for any purpose which violates or is inconsistent with the provisions of the Regulations T, U, or X of the Board of Governors of The Federal Reserve System.

(c)    The proceeds of the Term Loan shall be used solely for the purposes permitted under Section 3.02.

SECTION 4.10.    Approvals.    No registration with or consent or approval of, or other action by, any Governmental Authority or any other Person is required in connection with the execution, delivery and performance of this Agreement by the Company or any Guarantor, or with the execution and delivery of other Loan Documents to which it is a party or, with respect to the Company, the borrowings hereunder.

SECTION 4.11.    Subsidiaries and Affiliates.    Attached hereto as Schedule I is a correct and complete list of the Company’s Subsidiaries and Affiliates showing as to each Subsidiary and Affiliate, its name, the jurisdiction of its incorporation or formation, its shareholders or other owners of an interest in each Subsidiary and the number of outstanding shares or other ownership interest owned by each shareholder or other owner of an interest.

SECTION 4.12.    Hazardous Materials.    Except as set forth in environmental reports provided to the Bank, the Company and each Guarantor are each in compliance with all federal, state or local laws, ordinances, rules or regulations governing Hazardous Materials and (a) neither the Company nor any Guarantor has used Hazardous Materials on, from, or affecting any property now owned or occupied by the Company or any Guarantor in any manner which violates federal, state or local laws, ordinances, rules or regulations governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials; and (b) to the best knowledge of the Company and each Guarantor, no prior owner of any such property or any tenant, subtenant, prior tenant or prior subtenant has used Hazardous Materials on, from, or affecting such property in any manner which violates federal, state or local laws, ordinances, rules or regulations governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials, except where failure to so comply could not reasonably be expected to have a Material Adverse Effect.

SECTION 4.13.    Investment Company Act.    Neither the Company nor any Guarantor is an ‘‘investment company’’, or a company ‘‘controlled’’ by an ‘‘investment company’’, within the meaning of the Investment Company Act of 1940, as amended.

SECTION 4.14.    No Default.     No event has occurred and is continuing and no condition exists which constitutes a Default or an Event of Default.

SECTION 4.15.    Material Contracts.    Each Material Contract of the Company and each Guarantor (i) is in full force and effect and is binding upon and enforceable against the Company or each Guarantor, as the case may be, and, to the knowledge of the Company, all other parties thereto in accordance with its terms, and (ii) there exists no default under any Material Contract by the Company or any Guarantor or, to the knowledge of the Company, by any other party thereto which has not been fully cured or waived.

SECTION 4.16.    Permits and Licenses.    Each of the Company and each Guarantor has all obtained all material licenses, permits, franchises, or other governmental authorizations necessary to the ownership of its property or to the conduct of its activities, and shall obtain all such licenses, permits, franchises, or other governmental authorizations as may be required in the future to the extent that the failure to obtain them would materially and adversely affect the ability of the Company or any Guarantor to conduct its activities as currently conducted, or in the future may be conducted, or the condition (financial or otherwise) of the Company or any Guarantor.

SECTION 4.17.    Compliance with Law.    The Company and each Guarantor are each in compliance with all laws, rules, regulations, orders and decrees which are applicable to the Company or any Guarantor, or to any of their respective properties, which the failure to comply with could reasonably be expected to have a Material Adverse Effect.

SECTION 4.18.    Disclosure.     No representation or warranty of the Company or any Guarantor contained in this Agreement, any other Loan Document, or any other document, certificate or written statement furnished to the Bank by or on behalf of the Company or any Guarantor for use in connection with the transactions contemplated by this Agreement contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which they were made.

SECTION 4.19.    Acquisition Documents.    The Company has heretofore delivered to the Bank true, correct and complete copies of the Acquisition Documents. The Acquisition Documents set forth the entire agreement of the parties thereto with respect to the subject matter thereof. No consent or approval, authorization or declaration of any Governmental Authority is or will be required in connection with the Acquisition. Upon funding of the Term Loan the Company shall acquire valid, legal and marketable title to substantially all of the assets of the Target Company pursuant to the Acquisition Documents, free and clear of any Lien. The representations and warranties of the Company in Article V of the Asset Purchase Agreement are true and correct in all respects and are hereby deemed remade and restated in favor of the Bank.

SECTION 4.20.    Security Documents.    Each Security Document executed by the Company and the Guarantor shall constitute a valid and continuing lien on and security interest in the collateral referred to in such Security Document in favor of the Bank prior to all other Liens, claims and right of all other Persons, other than Permitted Liens, and shall be enforceable as such against all other Persons.

ARTICLE V
CONDITIONS OF LENDING

SECTION 5.01.    Conditions To Term Loan.    The obligation of the Bank to make the Term Loan hereunder is subject to the following conditions precedent:

(a)    Note.    On or prior to the Closing Date, the Bank shall have received the Note duly executed by the Company.

(b)    Other Loan Documents.    On or prior to the Closing Date, the Bank shall have received (i) the Guaranties duly executed by each of the Guarantors, and (ii) the Security Documents, each duly executed by the Company and each Guarantor, as applicable, along with financing statements on form UCC-1 describing the collateral covered by the Security Agreement.

(c)    Supporting Documents.    The Bank shall have received on or prior to the Closing Date (a) a certificate of the Secretary or an Assistant Secretary of the Company and of each Guarantor dated the Closing Date and certifying (i) that neither the Certificates of Incorporation nor the By-laws of the Company or such Guarantor has been amended since the Closing Date; (ii) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors of the Company and each Guarantor, authorizing the execution, delivery and performance of this Agreement and of each Loan Document to be delivered on the Closing Date to which it is a party and, with respect to the Company, the borrowings hereunder; and (iii) the incumbency and specimen signature of each officer of the Company and each Guarantor executing each Loan Document to which the Company or a Guarantor is a party and any certificates or instruments furnished pursuant hereto or thereto, and a certification by another officer of the Company and each Guarantor as to the incumbency and signature of the Secretary or Assistant Secretary of the Company and each Guarantor; and (b) such other documents as the Bank may reasonably request.

(d)    Opinion of Counsel.    On the Closing Date, the Bank shall have received a written opinion of counsel for the Company and the Guarantors dated the Closing Date and addressed to the Bank substantially in the form of Exhibit E attached hereto.

(e)    No Material Adverse Changes.    There shall not have occurred in the sole opinion of the Bank reasonably applied, any material adverse change in the business, operations, performance, properties or condition, financial or otherwise, of the Company or any Guarantor or in the Target Company since June 30, 2006.

(f)    Fees.    The Company shall have paid all costs and expenses incurred by the Bank in connection with the negotiation, preparation and execution of the Loan Documents (including, without limitation, the expenses and reasonable fees of counsel).

(g)    Assets Free from Liens.    Prior to the Closing Date, the Bank shall have received UCC-1 financing statement, tax and judgment lien searches evidencing that the Company’s and each Guarantor’s accounts receivable, inventory, equipment and all other assets of the Company and each Guarantor are free and clear of all Liens except Permitted Liens.

(h)    Acquisition.    The Bank shall have received certified true, correct and complete copies of each Acquisition Document, including, without limitation the Asset Purchase Agreement and the schedules and exhibits thereto, which documents shall be in form and substance reasonably satisfactory to the Bank and its counsel shall be reasonably satisfied with all legal and business aspects of the Acquisition, including the structure, the costs of such transaction and the valuation of the assets to be purchased thereunder.

(i)    Consummation of Acquisition.    Simultaneously with the funding of the Term Loan, the Bank shall have received, (a) a certificate of an Executive Officer of the Company certifying that (i) the Acquisition has been consummated (other than the payment of the purchase price) in accordance with the terms of the Acquisition Documents and in compliance with all laws, (ii) that all conditions precedent with respect to the consummation of the Acquisition have been satisfied, (iii) no party to the Acquisition has waived the fulfillment of any material condition precedent set forth therein to the consummation of the Acquisition, (iv) no party has failed to perform any of its obligations thereunder and (v) nothing has come to the attention of the Company which would cause it to believe that any of the representations or warranties of the Target Company and contained in the Asset Purchase Agreement were false or misleading when made or when reaffirmed on the date of funding of the Term Loan, (b) evidence that the purchase price paid by the Company pursuant to the Acquisition shall not exceed $18,500,000, and (c) evidence that the Company and Target Company has approved the Acquisition.

(j)    Value.    The Bank shall be reasonably satisfied that, immediately following the consummation of the Acquisition and the transactions contemplated by this Agreement (including, without limitation, the funding of the Term Loan), (a) the fair value of the assets of the Company will exceed its Indebtedness (including Subordinated Indebtedness), (b) the present fair saleable value of the property and assets of the Company will be greater than the amount required to pay the probable liabilities of its Indebtedness (including Subordinated Indebtedness), (c) the Company will be able to pay its Indebtedness (including Subordinated Indebtedness), as such Indebtedness shall mature, and (d) the Company shall not have unreasonably small capital in order to conduct the business in which it is engaged. All of the foregoing conditions shall be deemed to be satisfied if the financial information provided by the Company, including, but not limited to the financial information of the Target Company, shall be true and correct.

(k)    Due Diligence Report and/or Field Examination.    The Bank shall have received, prior to the Closing Date, a due diligence report conducted by the Company with respect to the assets, liabilities and books and records of the Target Company, all in form and substance reasonably satisfactory to the Bank, provided that if such due diligence report is not delivered to the Bank within ten (10) days prior to the Closing Date or if such due diligence report is unsatisfactory to the Bank, in its reasonable discretion, the Bank may conduct its own field examination of the assets, liabilities and books and records of the Target Company, the reasonable and actual cost of which shall be reimbursed by the Company on the Closing Date.

(l)    Financial Statements of Target Company; Pro Forma Covenant Compliance.    The Bank shall have received, at least fifteen (15) days prior to the Closing Date, Consolidated financial statements for the Target Company and its Subsidiaries as at December 31, 2006 and for the fiscal year then ended, together with a pro forma Consolidated balance sheet of the Company and its Subsidiaries which shall be based upon the financial statements of the Target Company as at December 31, 2006 which shall fairly reflect the consummation of the Acquisition and which shall demonstrate to the satisfaction of the Bank pro forma compliance with the financial covenants of Section 7.13 hereof, all of which shall be in form and substance satisfactory to the Bank.

(m)     Insurance.    The Bank shall receive, on or prior to the Closing Date, certificates of insurance covering the personal property and the business of the Company and the Guarantors (including with respect to general liability and products liability insurance), which certificates shall designate the Bank as the loss payee and additional insured, in form and substance reasonably satisfactory to the Bank together with copies of the related insurance policies with proper endorsements to reflect the Bank’s interests.

(n)    Due Diligence.    The Bank shall have results satisfactory to it of its due diligence checkings with respect the Company, the Guarantors and the Target Company, including, without limitation, litigation checkings, customer checkings, bank checkings, judgment, tax and bankruptcy searches, in all jurisdictions deemed necessary by the Bank and its counsel.

(o)    Completion of Proceedings.    All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by the Loan Documents shall be reasonably satisfactory in form and substance to the Bank and its counsel.

(p)    Other Information, Documentation.    The Bank shall receive such other consents, approvals and further information and documentation as it may reasonably require, including, but not limited, to any information or documentation relating to compliance by the Company and each Guarantor with the requirements of all federal, state and local laws, ordinances, rules, regulations or policies governing the use, storage, treatment, transportation, refinement, handling, production or disposal of Hazardous Materials and in connection with the Acquisition.

(q)    Representations and Warranties.    The representations and warranties by the Company and each Guarantor pursuant to this Agreement and the Loan Documents to which each is a party shall be true and correct in all material respects and an Executive Officer shall deliver a certificate to the Bank with respect thereto.

(r)    No Default.    The Company and each Guarantor shall be in compliance with all the terms and provisions set forth herein or in any other Loan Document on their part to be observed or performed, and no Default or Event of Default, shall have occurred and be continuing on the Closing Date or will result after giving effect to the Term Loan requested.

ARTICLE VI
AFFIRMATIVE COVENANTS

The Company covenants and agrees with the Bank that so long as the Term Loan remains in effect or any of the principal of or interest on the Note or any other Obligations hereunder shall be unpaid they will, and will cause each Guarantor to:

SECTION 6.01.    Corporate Existence, Properties, etc.    Do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and comply with all laws applicable to it; at all times maintain, preserve and protect all franchises and trade names and preserve all of its property used or useful in the conduct of its business and keep the same in good repair, working order and condition (ordinary wear and tear excepted), and from time to time make, or cause to be made, all needful and proper repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be properly and advantageously conducted at all times; at all times keep its insurable properties adequately insured and maintain (i) insurance to such extent and against such risks, including fire, as is customary with companies in the same or similar businesses, (ii) workmen’s compensation insurance in the amount required by applicable law, and (iii) public liability insurance, which shall include product liability insurance, in the amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by it, (iv) such other assistance as may be required by Law or may be reasonably required by the Bank. Each such policy of insurance of the Company and its Subsidiaries shall name the Bank as loss payee, additional insured and mortgagee, as the case may be, and shall provide for at least thirty (30) days’ prior written notice to the Bank of any modification or cancellation of such policies. The Company shall provide to the Bank promptly upon receipt thereof evidence of the annual renewal of each such policy.

SECTION 6.02.    Payment of Indebtedness, Taxes, etc.

(a)    Pay all indebtedness and obligations, now existing or hereafter arising, as and when due and payable, except where (i) the validity, amount, or timing thereof is being contested in good faith and by appropriate proceedings, which proceedings shall include good faith negotiations, (ii) the Company or such Guarantor has set aside on its books adequate reserves with respect thereto in accordance with Generally Accepted Accounting Principles, and (iii) the failure to make such payment pending such contest could not reasonably be expected to have a Material Adverse Effect; provided that Company and each Guarantor will pay or cause to be paid all such indebtedness and obligations upon the commencement of proceedings to foreclose any lien which has attached as security therefore.

(b)    Pay and discharge or cause to be paid and discharged promptly all taxes, assessments and government charges or levies imposed upon it or upon its income and profits, or upon any of its property, real, personal or mixed, or upon any part thereof, before the same shall become in default, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that neither the Company nor any Guarantor shall be required to pay and discharge or cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings, and the Company or such Guarantor, as the case may be, shall have set aside on its books adequate reserves determined in accordance with Generally Accepted Accounting Principles with respect to any such tax, assessment, charge, levy or claim so contested; and further, provided that, subject to the foregoing provisos, the Company and each Guarantor will pay or cause to be paid all such taxes, assessments, charges, levies or claims upon the commencement of proceedings to foreclose any lien which has attached as security therefore.

SECTION 6.03.    Financial Statements, Reports, etc. Furnish to the Bank:

(a)    as soon as available and in any event within ninety (90) days of the end of the fiscal year of the Company, the audited consolidated financial statements of the Company and its Subsidiaries which shall include the consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year, together with the consolidated statement of income and statement of cash flows for the Company and its Subsidiaries for such fiscal year and as of the end of and for the prior fiscal year, all prepared in accordance with Generally Accepted Accounting Principles and accompanied by an opinion thereon of Ernst & Young, LLP or other nationally recognized independent certified public accountants reasonably acceptable to the Bank (the ‘‘Auditor’’) which opinion shall not include a going concern explanatory paragraph, or a qualification or exception as to the scope of the audit,

(b)    as soon as available and in any event within sixty (60) days after the end of each of the first, second and third fiscal quarters of the Company, the unaudited consolidated financial statements of the Company and its Subsidiaries, which shall include the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of each such quarter, together with the consolidated statement of income and statement of cash flows of the Company and its Subsidiaries for each such quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, all in reasonable detail stating in comparative form the respective figures for the corresponding date and period in the previous fiscal year, all prepared by or under the supervision of the Chief Financial Officer of the Company in accordance with Generally Accepted Accounting Principles (subject to year-end adjustments and except for the absence of notes thereto);

(c)    a certificate prepared and signed by the Auditor with each delivery required by clause (a) and a certificate prepared and signed by the Chief Financial Officer with each delivery required by clause (a) and (b), stating whether the Auditor or Chief Financial Officer, as the case may be, shall have obtained knowledge of any Default or Event of Default, together with a certificate of the Chief Financial Officer of the Company demonstrating that as of the last day of the relevant fiscal year or quarter, as applicable, the Company was in compliance with the financial condition covenants set forth in Section 7.13 hereof;

(d)    promptly after filing thereof, copies of all financial statements and reports that the Company sends to its shareholders, and copies of all regular, periodic and special financial information, proxy materials, reports and other information which the Company or any Guarantor shall file with the Securities and Exchange Commission;

(e)    promptly after submission to any government or regulatory agency, all documents and information furnished to such government or regulatory agency other than such documents and information prepared in the normal course of business and which could not reasonably be expected to result in a Material Adverse Effect;

(f)    promptly, from time to time, such other information regarding the operations, business affairs and condition, financial or otherwise, of the Company or any Guarantor as the Bank may reasonably request; and

(g)    The Bank acknowledges and agrees that the Company may satisfy the requirements of clauses (a) and (b) above by delivering to the Bank copies of the Company’s of the Company’s annual and quarterly reports on Forms 10K and 10Q, respectively.

SECTION 6.04.    Access to Premises and Records.    Maintain financial records in accordance with Generally Accepted Accounting Principles and permit representatives of the Bank to have access during normal business hours to the premises of the Company (and upon reasonable advance notice so long as no Default or Event of Default has occurred and is then continuing) and each Guarantor upon request, and to examine and make excerpts from the minute books, books of accounts, reports and other records and to discuss the affairs, finances and accounts of the Company and the Guarantors with their respective principal officers or with their respective independent accountants and to conduct such audits (including, without limitation, field audits of the Company’s and each Guarantor’s accounts receivable and their respective books and records at the Company’s expense, as such representatives reasonably deem necessary.

SECTION 6.05.    Notice of Adverse Change.    Promptly notify the Bank in writing of (a) any change in the business or the operations which, in the good faith judgment of such officer, may have a Material Adverse Effect disclosing the nature thereof, and (b) any information which indicates that any financial statements which are the subject of any representation contained in this Agreement, or which are furnished to the Bank pursuant to this Agreement, fail, in any material respect, to present fairly the financial condition and results of operations purported to be presented therein, disclosing the nature thereof.

SECTION 6.06.    Notice of Default.    Promptly notify the Bank of any Default or Event of Default which shall have occurred, which notice shall include a written statement as to such occurrence, specifying the nature thereof and the action which is proposed to be taken with respect thereto.

SECTION 6.07.    Notice of Litigation.    Give the Bank prompt written notice of any action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency which, if adversely determined against the Company or any Guarantor on the basis of the allegations and information set forth in the complaint or other notice of such action, suit or proceeding, or in the amendments thereof, if any, could reasonably be expected to have a Material Adverse Effect.

SECTION 6.08.    ERISA.    Promptly deliver to the Bank a certificate by the Chief Financial Officer setting forth details as to such occurrence and such action, if any, which the Company, such Guarantor or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by the Company, such Guarantor, ERISA Affiliate, the PBGC, a Plan participant or the Plan Administrator, with respect thereto: that a Reportable Event has occurred, that an accumulated funding deficiency has been incurred or an application may be or has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan, that a Plan has been or may be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA, that a Plan has an Unfunded Current Liability giving rise to a lien under ERISA, that proceedings may be or have been instituted to terminate a Plan, that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan, or that the Company, any Guarantor or any ERISA Affiliate will or may incur any liability (including any contingent or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064, 4201 or 4204 of ERISA. The Company will deliver to the Bank a complete copy of the annual report (Form 5500) of each Plan required to be filed with the Internal Revenue Service. In addition to any certificates or notices delivered to the Bank pursuant to the first sentence hereof, copies of annual reports and any other notices received by the Company or any Guarantor required to be delivered to the Bank hereunder shall be delivered to the Bank no later than 10 days after the later of the date such report or notice has been filed with the Internal Revenue Service or the PBGC, given to Plan participants or received by the Company or a Guarantor.

SECTION 6.09.    Compliance with Applicable Laws.    Comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority.

SECTION 6.10.    Subsidiaries.    Promptly notify the Bank prior to the occurrence thereof, of the creation, establishment or acquisition, in any manner, of any Subsidiary of the Company or any Guarantor, not existing on the date hereof. The Company shall cause each such Subsidiary to execute a joinder agreement with respect to the Guaranty and the Security Agreement concurrently with the creation, establishment or acquisition of such Subsidiary and in connection therewith shall provide to the Bank a certificate of good standing with respect to such Subsidiary from the Secretary of the State of its organizational jurisdiction dated as of a recent date, a certified copy of the charter documents of such Subsidiary and the supporting documents identified in clauses (a) and (b) of Section 5.01(c) in each case with respect to such Subsidiary, together with a written opinion of counsel substantially in the form of Exhibit E attached hereby prepared with respect to such Subsidiary, as to the due execution, delivery and enforceability of such documents and such other matters as the Bank may request.

SECTION 6.11.    Default in Other Agreements.    Promptly notify the Bank of any default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which the Company or any Guarantor is a party which could reasonably be expected to have a Material Adverse Effect.

SECTION 6.12.    Operating Accounts.    Maintain its primary operating account at the Bank.

SECTION 6.13.    Environmental Laws.

(a)    Comply with and ensure compliance by all tenants and subtenants of their respective properties with the requirements of all federal, state and local laws, ordinances, rules, regulations or policies governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect, provide to the Bank all documentation in connection with such compliance that the Bank may reasonably request, and defend, indemnify, and hold harmless the Bank, its employees, agents, officers, and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs, or expenses of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way related to, (i) the presence, disposal, release, or threatened release of any Hazardous Materials on any property owned or occupied by the Company or any Guarantor; (ii) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials; (iii) any lawsuit brought or threatened, settlement reached, or government order relating to such Hazardous Materials, and/or (iv) any violation of laws, orders, regulations, requirements, or demands of government authorities, or any policies or requirements of the Bank of which the Company has been notified, which are based upon or in any way related to such Hazardous Materials including, without limitation, reasonable attorney fees and consultant fees, investigation and laboratory fees, court costs, and litigation expenses, except to the extent that any of the foregoing results from the gross negligence or willful misconduct of the party seeking indemnification.

(b)    Execute and cause each Guarantor to execute any and all documentation with respect to environmental matters as the Bank may request and such reasonable documentation shall be in form and substance reasonably satisfactory to the Bank.

ARTICLE VII
NEGATIVE COVENANTS

The Company covenants and agrees with the Bank that so long as the Term Loan remains in effect or any of the principal of or interest on the Note or any other Obligations hereunder shall be unpaid, they will not, and will not cause or permit any Guarantor, directly or indirectly, to:

SECTION 7.01.    Liens.    Incur, create, assume or suffer to exist any Lien on any of their respective assets now or hereafter owned, other than:

(a)    Liens existing on the date hereof as set forth on Schedule II attached hereto but not any renewals or extensions thereof;

(b)    deposits under workmen’s compensation, unemployment insurance and social security laws;

(c)    Liens for taxes, assessments, fees or other governmental charges or the claims of material men, mechanics, carriers, warehousemen, landlords and other similar persons, the payment of which is not overdue or is being contested in good faith by appropriate proceedings (provided that the Company or such Guarantor has set aside on its books adequate reserves with respect thereto in accordance with GAAP (if any are so required), consistently applied, and the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect;

(d)    purchase money Liens for fixed or capital assets; provided, in each case, (x) no Default or Event of Default shall have occurred and be continuing or shall occur as a result of the grant of the proposed Lien, and (y) such purchase money Lien does not exceed 100% of the purchase price and encumbers only the property being acquired;

(e)    Liens granted to the Bank and any of its Affiliates, including renewals and extensions thereof; and

(f)    any attachment, judgment or similar Lien arising in connection with any court or governmental proceeding, provided that the execution or other enforcement of such Lien is effectively stayed within thirty (30) days and the claims secured thereby are being contested in good faith by appropriate proceedings.

SECTION 7.02.    Indebtedness.    Incur, create, assume or suffer to exist or otherwise become liable with respect to any Indebtedness, other than:

(a)    Indebtedness incurred prior to the date hereof as described in Schedule III attached hereto but not including any renewals or extensions thereof;

(b)    Indebtedness to the Bank and any of its Affiliates, including renewals and extensions thereof;

(c)    Indebtedness for trade payables incurred in the ordinary course of business provided such payables shall be paid or discharged when due;

(d)    taxes, assessments or other governmental charges or levies not yet delinquent or which are being contested in good faith by appropriate proceedings; provided, however, that adequate reserves with respect thereto are maintained on the books of the Company or any Guarantor in accordance with Generally Accepted Accounting Principles;

(e)    Indebtedness secured by purchase money liens as permitted under Section 7.01(d); and

(f)    Subordinated Debt.

SECTION 7.03.    Guaranties.    Guarantee, endorse, become surety for, or otherwise in any way become or be responsible for the Indebtedness or obligations of any Person, whether by agreement to maintain working capital or equity capital or otherwise maintain the net worth or solvency of any Person or by agreement to purchase the Indebtedness of any other Person, or agreement for the furnishing of funds, directly or indirectly, through the purchase of goods, supplies or services for the purpose of discharging the Indebtedness of any other Person or otherwise, or enter into or be a party to any contract for the purchase of merchandise, materials, supplies or other property if such contract provides that payment for such merchandise, materials, supplies or other property shall be made regardless of whether delivery of such merchandise, supplies or other property is ever made or tendered except:

(a)    guaranties executed prior to the date hereof as described on Schedule IV attached hereto but not including any renewals or extension thereof;

(b)    endorsements of negotiable instruments for collection or deposit in the ordinary course of business; and

(c)    guaranties of any Indebtedness under this Agreement or any other Indebtedness owing to the Bank and any of its Affiliates, including renewals and extensions thereof.

SECTION 7.04.    Sale of Assets.    Sell, assign, lease, transfer or otherwise dispose of any of their now owned or hereafter acquired respective properties and assets, whether or not pursuant to an order of a federal agency or commission, except for (i) the sale, assignment, lease, transfer or other disposition of inventory, each in the ordinary course of business, and (ii) the sale or other disposition of properties or assets no longer used or useful in the conduct of their respective businesses.

SECTION 7.05.    Sales of Notes.    Sell, transfer, discount or otherwise dispose of notes, accounts receivable or other obligations owing to the Company or any Guarantor, with or without recourse, except for collection in the ordinary course of business.

SECTION 7.06.    Loans and Investments.    Make or commit to make any advance, loan, extension of credit, or capital contribution to or purchase or hold beneficially any stock or other securities, or evidence of Indebtedness of, purchase or acquire all or a substantial part of the assets of, make or permit to exist any interest whatsoever in, any other Person, provided the Company and each Guarantor may (i) consummate the Acquisition, (ii) invest in Permitted Investments and (iii) make investments, loans and advances to Guarantors.

SECTION 7.07.    Nature of Business.    Change or alter the nature of its business, in any material respect, from the nature of the business engaged in by it on the date hereof.

SECTION 7.08.    Sale and Leaseback.    Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, whether real or personal, used or useful in its business, whether now owned or hereafter acquired, if at the time of such sale or disposition it intends to lease or otherwise acquire the right to use or possess (except by purchase) such property or like property for a substantially similar purpose.

SECTION 7.09.    Federal Reserve Regulations.    Permit the Term Loan or the proceeds of the Term Loan to be used for any purpose which violates or is inconsistent with the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System.

SECTION 7.10.    Accounting Policies and Procedures; Tax Status.    Permit any change in the accounting policies and procedures the Company or any Guarantor, including a change in fiscal year, without the prior written consent of the Bank; provided, however, that any policy or procedure required to be changed by the FASB (or other board or committee of the FASB in order to comply with Generally Accepted Accounting Principles) may be so changed.

SECTION 7.11.    Hazardous Materials.    Cause or permit any of its properties or assets to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce or process Hazardous Materials, except in material compliance with all applicable federal, state and local laws or regulations, or cause or permit, as a result of any intentional or negligent act or omission on the part of the Company, any Guarantor or any tenant or subtenant, a release of Hazardous Materials in violation of applicable law or regulation onto such property or asset or onto any other property, in a manner that could reasonably be expected to lead to the imposition on the Company, such Guarantor or such property or asset of any liability or lien of any nature whatsoever under any Environmental Law.

SECTION 7.12.    Limitations on Fundamental Changes.    Merge or consolidate with, or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now or hereafter acquired) to any Person, or acquire all or substantially all of the assets or the business of any Person or liquidate, wind up or dissolve or suffer any liquidation or dissolution, provided that, (a) the Company may consummate the Acquisition and (b) so long as no Event of Default has occurred and is then continuing and the Company has provided prior written notice to the Bank, any Subsidiary of the Company may merge with (i) the Company, provided that the Company shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries of the Company.

SECTION 7.13.    Financial Covenants.

(a)    Minimum Debt Service Coverage Ratio.    Permit the Consolidated Debt Service Coverage Ratio to be less than 1.50:1.00, determined quarterly with respect to the most recently concluded four fiscal quarters for which financial statements have been delivered pursuant to Article VI hereof.

(b)    Minimum Consolidated Liquidity Ratio.    Permit the Consolidated Liquidity Ratio to be less than 0.75:1.00, at any time.

(c)    Minimum Consolidated Capital Base.    Permit the Consolidated Capital Base of the Company and its Subsidiaries to be less than $47,000,000 plus 75% of the Consolidated Net Income of the Company and its Subsidiaries plus 75% of the net proceeds received from any Subordinated Debt or any Equity Issuance, all for the period commencing January 1, 2007 and ending on the date of calculation.

(d)    Maximum Consolidated Leverage Ratio:    Permit the Consolidated Leverage Ratio to be more than 1.50:1.00, at any time.

(e)    Minimum Cash Balances.    Maintain in deposit accounts with the Bank an amount less than the sum of $6,000,000 plus any proceeds received from any credit or loan facility with CitiCapital.

SECTION 7.14.    Subordinated Debt.    Directly or indirectly prepay, defease, purchase, redeem, or otherwise acquire any Subordinated Debt.

SECTION 7.15.    Dividends.    Declare any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of stock of the Company or any Guarantor, whether now or hereafter outstanding, other than non-cash dividends, or make any other distribution in respect thereof, either directly or indirectly, whether in cash, securities or property or in obligations of the Company or any Guarantor or in any combination thereof, or permit any Affiliate to make any payment on account of, or purchase or otherwise acquire, any shares of any class of the stock of the Company or any Guarantor from any Person.

SECTION 7.16.    Transactions with Affiliates.    Enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of the Company’s or any of the Guarantor’s business and upon fair and reasonable terms no less favorable to the Company or such Guarantor then they would obtain in a comparable arms-length transaction with a Person not an Affiliate. For purposes hereof, Globecomm Systems Europe Ltd. shall be deemed an Affiliate.

SECTION 7.17.    Impairment of Security Interest.    Take or omit to take any action which might or would have the result of effecting or impairing the security interest in any property subject to a security interest in favor of the Bank and neither the Company nor any Guarantor shall grant to any person any interest whatsoever in any property subject to a security interest in favor of the Bank.

SECTION 7.18.    Acquisition Documents.    Amend, restate, supplement or otherwise modify any Acquisition Documents, in any manner adverse to the interests of the Bank.

SECTION 7.19.    Negative Pledge.    Permit any lien, mortgage, security interest or encumbrance to exist upon any of the Company’s real property located in Hauppauge, New York, or upon the real property to be acquired by the Company (in connection with the Acquisition) in Laurel, Maryland.

SECTION 7.20.    Globecomm Systems Europe Ltd.    Notwithstanding anything to the contrary herein, neither the Company nor any Guarantor shall make any loans, advances or capital contributions to Globecomm Systems Europe Ltd. In the event that Globecomm Systems Europe Ltd. shall, at any time after the Closing Date, increase, in any material respect, its aggregate assets, Globecomm Systems Europe Ltd. shall comply with the provisions of Section 6.10 hereof as if it were a new Subsidiary of the Company.

ARTICLE VIII
EVENTS OF DEFAULT

SECTION 8.01.    Events of Default.    In the case of the happening of any of the following events (each an ‘‘Event of Default’’):

(a)    failure by the Company to pay

(i)    the principal of the Term Loan as and when due and payable; or

(ii)    to pay interest on the Term Loan and any fees or other amounts payable under this Agreement and any other Loan Document, as and when due and payable, and such failure to pay shall continue for two (2) Business Days;

(b)    default shall be made in the due observance or performance of any covenant, condition or agreement of the Company or any Guarantor to be performed

(i)    pursuant to Article 6 of this Agreement (other than Section 6.03, Section 6.04, Section 6.06 and Section 6.13 hereof) and, in the case of this sub clause (i) only, such default shall continue unremedied for a period of ten (10) consecutive days or

(ii)    pursuant to any other provision of this Agreement or any other Loan Document that is not specifically addressed in Sections 8.01(a), (b)(i), (c) or (d) hereof;

(c)    any representation or warranty made or deemed made in this Agreement or any other Loan Document shall prove to be false or misleading in any material respect when made or given or when deemed made or given pursuant to the terms hereof;

(d)    any report, certificate, financial statement or other instrument furnished in connection with this Agreement or any other Loan Document or the borrowings hereunder, shall prove to be false or misleading in any material respect when made or given or when deemed made or given pursuant to the terms hereof;

(e)    default in the performance or compliance in respect of any agreement or condition relating to any Indebtedness of the Company or any Guarantor owing to the Bank or any other Indebtedness of the Company or any Guarantor in excess of $150,000, individually or in the aggregate, (other than the Note), if the effect of such default is to accelerate the maturity of such Indebtedness or to permit the holder or obligee thereof (or a trustee on behalf of such holder or obligee) to cause such Indebtedness to become due prior to the stated maturity thereof, or any Indebtedness in excess of $150,000, individually or in the aggregate, shall not be paid when due (beyond any applicable grace period and subject to Section 6.02 hereof);

(f)    the Company or any Guarantor shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code or any other federal or state bankruptcy, insolvency or similar law, (ii) consent to the institution of, or fail to controvert in a timely and appropriate manner, any such proceeding or the filing of any such petition, (iii) apply for or consent to the employment of a receiver, trustee, custodian, sequestrator or similar official for the Company or any Guarantor or for a substantial part of its property; (iv) file an answer admitting the material allegations of a petition filed against it in such proceeding, (v) make a general assignment for the benefit of creditors, (vi) take corporate action for the purpose of effecting any of the foregoing,

(vii) become unable or admit in writing its inability or fail generally to pay its debts as they become due or (viii) take corporate action for the purpose of effecting any of the foregoing;

(g)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Company or any Guarantor or of a substantial part of their respective property, under Title 11 of the United States Code or any other federal or state bankruptcy insolvency or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator or similar official for the Company or any Guarantor or for a substantial part of their property, or (iii) the winding-up or liquidation of the Company or any Guarantor and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall continue unstayed and in effect for 60 days;

(h)    One or more orders, judgments or decrees for the payment of money in excess of $150,000 in the aggregate shall be rendered against the Company or any Guarantor and the same shall not have been paid in accordance with such judgment, order or decree and either (i) an enforcement proceeding shall have been commenced by any creditor upon such judgment, order or decree, or (ii) there shall have been a period of thirty (30) days during which a stay of enforcement of such judgment order or decree, by reason of pending appeal or otherwise, was not in effect;

(i)    any Plan shall fail to maintain the minimum funding standard required for any Plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code, any Plan is, shall have been terminated or the subject of termination proceedings under ERISA, any Plan shall have an Unfunded Current Liability, a Reportable Event shall have occurred with respect to a Plan or the Company, any Guarantor, or any ERISA Affiliate shall have incurred a liability to or on account of a Plan under Section 515, 4062, 4063, 4063, 4201 or 4204 of ERISA, and there shall result from any such event or events the imposition of a lien upon the assets of the Company or any Guarantor, the granting of a security interest, or a liability to the PBGC or a Plan or a trustee appointed under ERISA or a penalty under Section 4971 of the Code;

(j)    any provision of any Loan Document shall for any reason cease to be in full force and effect in accordance with its terms or the Company, or any Guarantor shall so assert in writing or any of the Liens purported to be granted pursuant to any Security Document shall fail or cease for any reason to be legal, valid and enforceable liens on the collateral purported to be covered thereby or shall fail or cease to have the priority purported to be created thereby;

(k)    a default shall have occurred and be continuing, beyond any applicable grace period, under any Acquisition Document,

(l)    a Change of Control shall occur; or

(m)    the Company or any Guarantor shall default in the punctual payment of any sum payable with respect to, or in the observance or performance of any of the terms and conditions of, any agreement between such Person and the Bank or any of its Affiliates, other than with respect to this Agreement and any other Loan Document;

then, at any time thereafter during the continuance of any such event, the Bank may, without notice to the Company or any Guarantor, (i) terminate the Term Loan and declare the Note, both as to principal and interest, to be forthwith due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Note to the contrary notwithstanding; provided, however, that if an event specified in Section 8.01(f) and (g) shall have occurred, the Term Loan shall automatically terminate and the Note shall be immediately due and payable; and (ii) exercise any or all of the rights and remedies afforded to the Bank by the Uniform Commercial Code or otherwise possessed by the Bank.

ARTICLE IX
MISCELLANEOUS

SECTION 9.01.    Notices.    Any notice shall be in writing and shall be conclusively deemed to have been received by a party hereto and to be effective on the day on which delivered to such party at the address set forth below, or, in the case of telecopy notice, when acknowledged as received, or if sent by registered or certified mail, on the third Business Day after the day on which mailed in the United States, addressed to such party at said address:

(a)	if to the Bank, at

Citibank, N.A.
730 Veterans Memorial Highway
Hauppauge, New York 11788
Attention: Relationship Officer – Globecomm Systems Inc.
Telecopy:    (631)265-4888

With copies to:

Farrell Fritz, P.C.
1320 Reckson Plaza
Uniondale, New York 11556-1320
Attention:    Robert C. Creighton
Telecopy: (516) 227-0777

(b)	if to the Company, at

Globecomm Systems Inc.
45 Oser Avenue
Hauppauge, New York 11788
Attention:    Chief Financial Officer
Telecopy:    (631) 951-3241

With copies to:
Goldman & Associates, LLP
666 Old Country Road
Garden City, New York 11530
Attention:    Ronald G. Goldman, Esq.
Telecopy: (516) 228-8349

- and -

(c)	as to each such party at such other address as such party shall have designated to the other in a written notice complying as to delivery with the provisions of this Section 9.01.

SECTION 9.02.    Survival of Agreement.    All covenants, agreements, representations and warranties made herein and in the other Loan Documents and in the certificates delivered pursuant hereto or thereto shall survive the making by the Bank of the Term Loan herein contemplated and the execution and delivery to the Bank of the Note evidencing the Term Loan and shall continue in full force and effect so long as the Note is outstanding and unpaid. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Company and the Guarantors which are contained in this Agreement shall bind and inure to the benefit of the respective successors and assigns of the Bank. The Company may assign or transfer any of its interest under this Agreement, the Note or any other Loan Document without the prior written consent of the Bank.

SECTION 9.03.    Expenses of the Bank.    The Company agrees (i) to indemnify, defend and hold harmless the Bank and its officers, directors, employees, agents, advisors and affiliates (each, an ‘‘indemnified person’’) from and against any and all losses, claims, damages, liabilities or judgments to which any such indemnified person may be subject and arising out of or in connection with the Loan Documents, the financings contemplated hereby, the use of any proceeds of such financings or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any of such indemnified persons is a party thereto, and to reimburse each of such indemnified persons upon demand for any reasonable, legal or other expenses incurred in connection with the investigation or defending any of the foregoing; provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities, judgments or related expenses to the extent arising from the willful misconduct or gross negligence of such indemnified person; and (ii) to reimburse the Bank from time to time, upon demand, all out-of-pocket expenses (including reasonable expenses of its due diligence investigation, and fees and disbursements of counsel and the allocated costs of internal counsel) incurred in connection with the financings contemplated under this Agreement, the preparation, execution and delivery of this Agreement and the other Loan Documents, any amendments and waivers hereof or thereof, the security arrangements contemplated thereby and the enforcement thereof. The provisions of this Section 9.03 shall survive termination of this Agreement.

SECTION 9.04.    No Waiver of Rights by the Bank.    Neither any failure nor any delay on the part of the Bank in exercising any right, power or privilege hereunder or under the Note or any other Loan Document shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any other right, power or privilege.

SECTION 9.05.    Applicable Law.    THIS AGREEMENT AND THE NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

SECTION 9.06.    Submission to Jurisdiction; Jury Waiver.    THE COMPANY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT IN THE STATE OF NEW YORK, COUNTY OF NEW YORK, COUNTY OF NASSAU AND COUNTY OF SUFFOLK IN ANY ACTION, SUIT OR PROCEEDING BROUGHT AGAINST IT AND RELATED TO OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE COMPANY HEREBY WAIVES AND AGREES NOT TO ASSERT BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, IN ANY SUCH SUIT, ACTION OR PROCEEDING ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER, OR THAT THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY OTHER DOCUMENT OR INSTRUMENT REFERRED TO HEREIN OR THEREIN WHERE THE SUBJECT MATTER THEREOF MAY NOT BE LITIGATED IN OR BY SUCH COURTS. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE COMPANY AGREES NOT TO (i) SEEK AND HEREBY WAIVES THE RIGHT TO ANY REVIEW OF THE JUDGMENT OF ANY SUCH COURT BY ANY COURT OF ANY OTHER NATION OR JURISDICTION WHICH MAY BE CALLED UPON TO GRANT AN ENFORCEMENT OF SUCH JUDGMENT AND (ii) ASSERT ANY COUNTERCLAIM IN ANY SUCH SUIT, ACTION OR PROCEEDING UNLESS SUCH COUNTERCLAIM CONSTITUTES A COMPULSORY OR MANDATORY COUNTERCLAIM UNDER APPLICABLE RULES OF CIVIL PROCEDURE. THE COMPANY AGREES THAT SERVICE OF PROCESS MAY BE MADE UPON IT BE CERTIFIED OR REGISTERED MAIL TO THE ADDRESS FOR NOTICES SET FORTH IN THIS AGREEMENT OR ANY METHOD AUTHORIZED BY THE LAWS OF NEW YORK. THE PARTIES HERETO WAIVE ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTE OR ANY OTHER LOAN DOCUMENT.

SECTION 9.07.    Extension of Maturity.    Except as otherwise expressly provided herein, whenever a payment to be made hereunder shall fall due and payable on any day other than a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall be included in computing interest.

SECTION 9.08.    Modification of Agreement.    No modification, amendment or waiver of any provision of this Agreement, the Note or any other Loan Document, nor consent to any departure by the Company therefrom shall in any event be effective unless the same shall be in writing and signed by the Bank and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in the same, similar or other circumstance.

SECTION 9.09.    Severability.    In case any one or more of the provisions contained in this Agreement, the Note or in any other Loan Document should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.

SECTION 9.10.    Sale of Participations, Assignments.    The Bank reserves the right to sell participations in or to sell and assign its rights, duties or obligations with respect to the Term Loan to such banks, lending institutions or other parties as it may choose and without the consent of the Company, provided that the Bank shall notify the Company promptly following such participation or assignment. The Bank may furnish any information concerning the Company or any Guarantor in its possession from time to time to any assignee or participant (or proposed assignee or participant), provided that the Lender shall notify any such assignee or participant (or proposed assignee or participant) in connection with any contemplated participation in, or assignment of, the Term Loan, that such information may be confidential and that such transferee or participant shall treat such information as such.

SECTION 9.11.    Reinstatement; Certain Payments.    If claim is ever made upon the Bank for repayment or recovery of any amount or amounts received by the Bank in payment or on account of any of the Obligations under this Agreement, the Bank shall give prompt notice of such claim to the Company, and if the Bank repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over the Bank or any of its property, or (ii) any settlement or compromise of any such claim effected by the Bank with any such claimant, then and in such event the Company agrees that any such judgment, decree, order, settlement or compromise shall be binding upon the Company notwithstanding the cancellation of the Note or other instrument evidencing the Obligations under this Agreement or the termination of this Agreement, and the Company shall be and remain liable to the Bank hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by the Bank.

SECTION 9.12.    Right of Setoff.    If an Event of Default shall have occurred and be continuing, the Bank and each other Affiliate of the Bank are each hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of the Company against any and all the Obligations. The rights of the Bank under this Section 9.12 are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Bank may have.

SECTION 9.13.    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, taken together, shall constitute one and the same instrument.

SECTION 9.14.    Headings.    Section headings used herein are for convenience of reference only and are not to affect the construction of or be taken into consideration in interpreting this Agreement.

SECTION 9.15.    Construction.    This Agreement is the result of negotiations between, and has been reviewed by, the Company and the Bank and their respective counsel. Accordingly, this Agreement shall be deemed to be the product of each party hereto, and no ambiguity shall be construed in favor of or against either the Company or the Bank.

SECTION 9.16.    USA PATRIOT Act.    The Bank hereby notifies the Company that pursuant to the requirements of USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the ‘‘Act’’), it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow the Bank to identify the Company in accordance with the Act.

SECTION 9.17.    Termination.    The obligations of the Company hereunder shall terminate and be released upon the indefeasible payment in full of the Obligations, provided that the provisions of Sections 3.07, 3.08, 3.09 and 9.03 shall survive and remain in full force and effect regardless of the repayment of the Term Loan or the termination of this Agreement or any provision hereof.

IN WITNESS WHEREOF, the Company and the Bank have caused this Agreement to be duly executed by their duly authorized officers, as of the day and year first above written.

GLOBECOMM SYSTEMS INC.

By:	/s/ Andrew C. Melfi
	Name:	Andrew C. Melfi
	Title:	Chief Financial Officer

CITIBANK, N.A.

By:	/s/ Stuart N. Berman
	Name:	Stuart N. Berman
	Title:	Vice President

Schedule I

Globecomm Network Services Crop., Delaware, 100% owned by Globecomm Systems Inc.
GSI Properties Corp., New York, 100% owned by Globecomm Systems Inc.
Globecomm Services Maryland LLC, Delaware, 100% owned by Globecomm Systems Inc.
Turbo Logic Associates LLC, Delaware, 100% owned by Globecomm Services Maryland LLC
Lyman Maryland Properties, LLC, Utah, 100% owned by Globecomm Services Maryland LLC
Globecomm Systems Europe LTD., a United Kingdom corporation, 100% owned by
Globecomm Systems Inc.

Schedule II

Other than for liens to Citibank, none

Schedule III

Other than for indebtedness to Citibank, none

Schedule IV

Other than for guaranties to Citibank, none